Exhibit 99.1

Nov. 18, 2025	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces Retirement of Board Chair John Gibson and

Election of Deborah Hersman as New Chair

TULSA, Okla. – Nov. 18, 2025 – ONE Gas, Inc. (NYSE: OGS) announced today that John W. Gibson, 73, will retire from the board and as chair after the Company’s Annual Meeting for Shareholders next May. Mr. Gibson has served as chair since ONE Gas’ inception in 2014. The board of directors has elected Deborah A.P. Hersman, 55, as chair of the Board, effective May 21, 2026, following a comprehensive succession planning process.

“I want to extend my heartfelt gratitude to John for his remarkable leadership and dedication over the past eleven years,” said Robert S. McAnnally, president and chief executive officer of ONE Gas. “John led the separation of ONE Gas from ONEOK, a decision that created value for shareholders of both companies. He established a framework that has served all of our stakeholders through a time of substantial growth and will serve our company in the years to come.”

Hersman, a seasoned leader, joined the ONE Gas board in 2023. She currently serves as the chair of the Corporate Governance Committee and has played an integral role in shaping our governance initiatives. Hersman is the former chair of the National Transportation Safety Board, former chief executive officer of the National Safety Council and most recently served as the chief safety officer of Waymo, Google’s self-driving car project. Hersman’s election further strengthens the board’s diversity of experience and strategic focus.

“Debbie is a highly respected leader whose expertise in safety, technology and public policy has already benefitted our board,” continued McAnnally. “Her visionary leadership aligns with our commitment to operational excellence and sustainable growth.”

“I am honored to serve as chair and look forward to working with my fellow directors to advance ONE Gas’ mission and deliver value to our stakeholders,” said Hersman.

ONE Gas Announces Board Retirement and New Chair

November 18, 2025

ONE Gas remains committed to delivering reliable energy safely and affordably, creating long-term value for our shareholders, customers and communities.

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About ONE Gas, Inc.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

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About Deborah Hersman

Ms. Hersman joined the ONE Gas board of directors in 2023. Since 2019, she has also served as a director of NiSource, an electric and gas utility serving 3.5 million consumers across six states. From 2019 to 2020, she was Chief Safety Officer / Senior Advisor to Waymo, Google’s self-driving car project, a leading company in the mobility sector.

Ms. Hersman was the Chief Executive Officer of the National Safety Council from 2014 to 2019. The NSC is America’s foremost nonprofit safety advocate focused on eliminating the leading causes of preventable death in workplaces, on the road and in communities.

She served as a Board Member of the National Transportation Safety Board from 2004 – 2014 and as NTSB Chairman from 2009 – 2014. The NTSB is internationally recognized for investigations across all modes of transportation. Both President Bush and President Obama nominated her, and she was unanimously confirmed by the Senate four times.

She also served as a senior staffer focused on transportation issues in the U.S. House and U.S. Senate from 1992 – 2004, contributing to milestone legislation such as the Transportation Equity Act of the 21st Century, the Pipeline Safety Improvement Act, the Amtrak Reform and Accountability Act and the Motor Carrier Safety Improvement Act which created a new modal administration at the U.S. Department of Transportation.

Ms. Hersman earned a B.A. in political science and a B.A. in international studies from Virginia Tech, as well as an M.S. in conflict analysis and resolution from George Mason University.